Exhibit T3B-55

AMENDED AND RESTATED

ARTICLES OF PARTNERSHIP IN COMMENDAM

OF

WEATHERFORD U.S., L. P.

TABLE OF CONTENTS

ARTICLE 1	DEFINITIONS	2

ARTICLE 2	FORMATION OF PARTNERSHIP	3
2.1	Formation	3
2.2	Name	3
2.3	Term	4
2.4	Perfection of Limited Partnership	4
2.5	Place of Business, Registered Agent and Addresses	4
2.6	Purpose	4

ARTICLE 3	CAPITAL CONTRIBUTIONS AND IABILITY OF LIMITED PARTNER	5
3.1	Capital Contributions	5
3.2	Liability of Limited Partner	5

ARTICLE 4	PARTNERSHIP UNITS	5
4.1	Units	5
4.2	Distributions	5
4.3	Special Voting Requirements	6

ARTICLE 5	ALLOCATIONS AND DISTRIBUTIONS	6
5.1	Tax Allocations	6
5.2	Distributions	6
5.3	Limitation on Distributions	6

ARTICLE 6	MANAGEMENT	7
6.1	Management and Control of the Partnership	7
6.2	Powers of the Board of Directors	7
6.3	Officers	8
6.4	Compensation	10

ARTICLE 7	MEETINGS OF THE BOARD OF DIRECTORS	10
7.1	Place	10
7.2	Meetings; Notice	10
7.3	Quorum; Acts of the Board	10
7.4	Action by Unanimous Written Consent	11
7.5	Meetings by Telephone or Similar Communication	11

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ARTICLE 8	WITHDRAWAL OR EXPULSION OF A PARTNER AND TRANSFERABILITY OF PARTNER’S INTEREST	11
8.1	Withdrawal or Expulsion of a Partner	11
8.2	Transfer of a Partner’s Interest	11
8.3	Incapacity of a Partner	12

ARTICLE 9	TERMINATION AND DISSOLUTION	12
9.1	Dissolution of the Partnership	12
9.2	Liquidation and Termination	12

ARTICLE 10	LIMITATION OF LIABILITY; INDEMNIFICATION	13
10.1	Limitation of Liability	13
10.2	Right to Indemnification	13
10.3	Advance Payment	14
10.4	Nonexclusivity of Rights	14
10.5	Insurance	14
10.6	Savings Clause	14

ARTICLE 11	BOOKS AND RECORDS; ACCOUNTING; TAX ELECTIONS; ETC.	14
11.1	Books and Records	14
11.2	Accounting Basis for Tax and Reporting Purposes; Fiscal Year	14
11.3	Elections	15

ARTICLE 12	MISCELLANEOUS	15
12.1	Appointment of Attorney-in-Fact	15
12.2	Amendment	15
12.3	Binding Provisions	15
12.4	Applicable Law	15
12.5	Counterparts	16
12.6	Separability of Provisions	16
12.7	Entire Agreement	16
12.8	Titles	16

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AMENDED AND RESTATED

ARTICLES OF PARTNERSHIP IN COMMENDAM OF

WEATHERFORD U.S., L.P.

THESE AMENDED AND RESTATED ARTICLES OF PARTNERSHIP IN COMMENDAM are entered into this 10th day of December, 2002, by and between WUS Holding, L.L.C., a Delaware limited liability company, as general partner, and Weatherford Limited Partner, L.L.C., a Delaware limited liability company, as limited partner.

WHEREAS, Weatherford Enterra U.S., Inc. a Delaware corporation, as general partner, and WEUS Holding, Inc. (formerly known as CRC-Evans Automatic Welding Limited), a Delaware corporation, as limited partner (the “Original Limited Partner”), formed Weatherford Enterra U.S., Limited Partnership, a Louisiana limited partnership, and were parties to that certain Articles of Partnership in Commendam of Weatherford Enterra U.S., Limited Partnership, dated as of December 27, 1995 (the “Original Agreement”);

WHEREAS, the Original Agreement has subsequently been amended to reflect, among other things, the (i) modification of certain allocations effective as of January 1, 1996, (ii) change of the partnership’s name to Weatherford U.S., L.P. (the “Partnership”) as filed with the Secretary of State of Louisiana on December 3, 1998, (iii) transfer of the general partner’s interest to WUS Holding, L.L.C. to become the new general partner of the Partnership as filed with the Secretary of Sate of Louisiana on January 3, 2001, and (iv) admission of Weatherford Limited Partner, L.L.C. as a new limited partner of the Partnership effective as of December 1, 2001, as filed with the Secretary of State of Louisiana on December 20, 2001;

WHEREAS, pursuant to an Act of Contribution, dated as of the date hereof, the Original Limited Partner transferred its 50% capital interest in the Partnership to Weatherford Limited Partner, L.L.C. by transferring 50 Class B Units to Weatherford Limited Partner, L.L.C. such that the Original Limited Partner is no longer a limited partner of the Partnership and Weatherford Limited Partner, L.L.C. is the sole limited partner of the Partnership;

WHEREAS, the parties hereto agree that the Original Agreement should be further amended to, among other things, reflect that Weatherford Limited Partner, L.L.C. is the sole limited partner of the Partnership; and

WHEREAS, in connection with further amending the Original Agreement, the parties hereto have decided that it would be appropriate to restate the Original Agreement, as amended, in its entirety;

NOW THEREFORE, in consideration of the mutual promises made herein, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

The following terms have the following respective definitions (unless the context otherwise requires). The singular shall include the plural, and the masculine gender shall include the feminine and neuter, and conversely, as the context requires.

1.1                               “Act” shall mean the provisions of Title XI of Book III of the Louisiana Civil Code of 1870, Of Partnership, consisting of Articles 2801 to 2848, as amended, or any successor articles thereto.

1.2                               “Affiliate” when used with reference to a specified Person, means: (i) any Person that, directly or indirectly, owns or controls the outstanding voting securities or other equity interests of the specified Person; (ii) any Person whose outstanding voting securities are, directly or indirectly, owned or controlled by the specified Person; or (iii) any Person, directly or indirectly, controlling, controlled by, or under common control with the specified Person.

1.3                               “Agreement” means these Amended and Restated Articles of Partnership in Commendam, as the same may be amended, modified or supplemented from time to time.

1.4                               “Board of Directors” means the board of directors of the Partnership as established in Section 6.1 of this Agreement.

1.5                               “Capital Contribution” shall mean the fair market value (net of liabilities assumed or taken subject to) of property and the total amount of cash contributed to the Partnership by each Partner in exchange for Units.

1.6                               “Class A Unit” shall mean a unit of Partnership Interest held by a General Partner and represented by a Capital Contribution to the Partnership of TEN AND 00/100 DOLLARS ($10.00), or such other amount as determined from time to time by the Board of Directors.

1.7                               “Class B Unit” shall mean a unit of Partnership Interest held by a Limited Partner and represented by a Capital Contribution to the Partnership of TEN AND 00/100 DOLLARS ($10.00), or such other amount as determined from time to time by the Board of Directors.

1.8                               “Code” shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time, or any successor laws.

1.9                               “Fiscal Period” shall mean the period starting on the date of formation of the Partnership and otherwise on the day after the end of the previous fiscal period and ending on (i) the last day of each calendar quarter or (ii) such other date as the Board of Directors shall, in its sole and absolute discretion, determine necessary.

1.10                        “General Partner” shall mean WUS Holding, L.L.C., a Delaware limited liability company, acting in such capacity, and any other Person who is admitted as an additional or substituted General Partner pursuant to the terms of this Agreement.

1.11                        “Incapacity” shall mean, with respect to any Partner, any event that is specified by the Act as an event that would cause the Partner to cease to be a member of the Partnership.

1.12                        “Interest” means the entire legal and equitable ownership interest of a Partner in the Partnership at any particular time.

1.13                        “Limited Partner” means Weatherford Limited Partner, L.L.C., a Delaware limited liability company, and any other Person who is admitted as an additional or substituted Limited Partner pursuant to the terms of this Agreement.

1.14                        “Liquidator” shall mean the Board of Directors or such other Person who may be appointed in accordance with this Agreement or applicable law.

1.15                        “Original Limited Partner” shall mean WEUS Holding, Inc.

1.16                        “Partner” means either a General Partner or a Limited Partner of the Partnership, as the context may require.

1.17                        “Partnership” means Weatherford U.S., L.P.

1.18                        “Person” means any individual, partnership, corporation, limited liability company, association, trust or other entity, and any government or political subdivision or agency, authority or department thereof.

1.19                        “Termination Event” shall mean any event that is specified by the Act as an event that would cause the termination or dissolution of the Partnership.

1.20                        “Transferee” shall mean, with respect to any Unit, any Person to which such Unit is transferred or assigned including, but not limited to, any legal representative, successor or assignee of the Unit of an Incapacitated Partner, as that term is defined in Section 8.3(b) of this Agreement.

1.21                        “Unit” means either a Class A Unit of a Class B Unit.

ARTICLE 2

FORMATION OF PARTNERSHIP

2.1                               Formation. Subject to the provisions of this Agreement, the parties hereto do hereby form a partnership in commendam pursuant to the provisions of the Act.

2.2                               Name. The name of the Partnership shall be “Weatherford U.S., L.P.” Subject to all applicable laws, the business of the Partnership shall be conducted in the name of the Partnership, unless under the law of some jurisdiction in which the Partnership does business such business must be conducted under another name. In such a case, the business of the Partnership in such jurisdiction may be conducted under such other name or names as the Board of Directors of the Partnership shall determine to be necessary.

2.3                               Term. The Partnership shall commence on the date of filing of this Agreement with the Secretary of State of Louisiana and shall have perpetual existence. Notwithstanding the provisions of the Act, including, but not limited to the provisions of Article 2826 of the Act or any event which would constitute a Termination Event, the Partnership shall not be dissolved following the Incapacity of any Partner or the occurrence of any Termination Event. The Partnership shall be dissolved only upon the affirmative vote of the holders of all of the outstanding Units. In all other events, the Partnership shall continue in existence.

2.4                               Perfection of Limited Partnership. The Secretary or Assistant Secretary of the Partnership shall do all acts and things (including publication or periodic filings of any documents) that may now or hereafter be necessary or advisable for (a) the perfection and continued maintenance of the Partnership as a partnership in commendam under the Act, (b) in order to form or qualify the Partnership under the laws of any jurisdiction in which the Partnership is doing business or in which such formation or qualification is necessary in order to protect the limited liability of the Limited Partners as limited partners under the Act or as limited partners under the laws of any other jurisdiction, (c) in order to continue in effect such formation or qualification and (d) as may otherwise be determined by the Board of Directors.

2.5                               Place of Business, Registered Agent and Addresses.

(a)                                 The principal office and place of business of the Partnership and street address shall be 515 Post Oak Boulevard, Suite 600, Houston, Texas 77027. The Board of Directors, at any time and from time to time, may change the location of the Partnership’s office and place of business and may establish such additional place or places of business of the Partnership as the Board of Directors shall determine to be necessary or desirable.

(b)                                 The registered office and principal place of business of the Partnership in Louisiana shall be 202 Industrial Boulevard, Houma, Louisiana 70363, and the registered agent for service of process on the Partnership shall be CT Corporation System, with offices on the date hereof at 8550 United Plaza Boulevard, Baton Rouge, Louisiana 70809. The Board of Directors, at any time and from time to time, may change the Partnership’s registered office, registered agent, or both by complying with provisions of the Act and may establish, appoint and change additional registered offices and registered agents of the Partnership in such other states or jurisdictions as the Board of Directors shall determine to be necessary or advisable.

(c)                                  The address of the General Partner is 515 Post Oak Boulevard, Houston, Texas 77027.

(d)                                 The address of the Limited Partner is 300 Delaware Avenue, 9th Floor, Washington, Delaware 19801.

2.6                               Purpose. The purpose of the Partnership is to carry on any business which is permitted under the Act.

ARTICLE 3

CAPITAL CONTRIBUTIONS AND LIABILITY OF LIMITED PARTNER

3.1                               Capital Contributions.

(a)                                 The General Partner shall contribute the sum of TEN AND 00/100 DOLLARS ($10.00) to the capital of the Partnership as its initial Capital Contribution and shall receive one (1) Class A Unit in exchange therefor.

(b)                                 The Limited Partner shall contribute the sum of NINE HUNDRED NINETY AND 00/100 ($990.00) to the capital of the Partnership as its initial Capital Contribution and shall receive ninety-nine (99) Class B Units in exchange therefor. Upon the contribution of additional property to the Partnership, the Board of Directors shall authorize the issuance of additional Class B Units to the Limited Partner.

(c)                                  The issuance of each additional Unit shall constitute evidence of a Capital Contribution by the Partner of TEN AND 00/100 DOLLARS ($10.00).

(d)                                 No Partner shall be entitled to the return of its Capital Contributions or any part of its consideration otherwise paid to the Partnership for any Units and no interest shall be paid in respect thereto.

(e)                                  Except as otherwise provided in this Agreement, no Partner shall be required to contribute or lend any cash or property to the Partnership.

3.2                               Liability of Limited Partner. The Limited Partner shall not be personally liable for any debts, liabilities, contracts or obligations of the Partnership.

ARTICLE 4

PARTNERSHIP UNITS

4.1                               Units. Interests in the Partnership shall be divided into and consist of ten (10) Class A Units and one hundred thousand (100,000) Class B Units, or such other number of Class A Units or Class B Units as may be authorized from time to time by the Board of Directors. In addition to the Units issued pursuant to Section 3.1, the Board of Directors may, from time to time, issue additional Units in exchange for cash or other property. A Class A Unit shall represent an Interest in the Partnership as a General Partner and a Class B Unit shall represent an Interest in the Partnership as a Limited Partner. Each Unit shall be in all respects equal to every other Unit and shall be entitled to one vote on all matters for which Partners are entitled to vote as provided in this Agreement. The rights and powers represented by the Units shall include (a) the right to receive distributions, including liquidating distributions, from the Partnership and (b) all other rights, benefits, and privileges enjoyed by the Partners (under the Act and this Agreement) in their capacities as either a General Partner or a Limited Partner, as the case may be, including rights to vote, consent, and approve as provided in this Agreement.

4.2                               Distributions. The holders of Units shall be entitled to such distributions, if any, as shall be provided thereon from time to time by the Board of Directors in proportion to the allocation of profits and losses as set forth in Section 5.1, except (a) that upon liquidation or dissolution of the Partnership the Partners shall be entitled to all remaining assets after satisfaction of the Partnership’s liabilities to creditors in the ratio of the then positive balances in their capital accounts and (b) shall not be subject to any right of redemption of the Partnership.

4.3                               Special Voting Requirements. The approval of the Partners holding all of the outstanding Units shall be required with respect to: (a) the amendment of this Agreement; (b) the merger or consolidation of the Partnership with or into another entity; (c) the sale, exchange, lease, or other transfer of all or substantially all of the assets of the Partnership (other than any mortgage, pledge or other security transaction authorized by the Board of Directors); and (d) the dissolution of the Partnership.

ARTICLE 5

ALLOCATIONS AND DISTRIBUTIONS

5.1                               Tax Allocations. (a) Profits and losses of the Partnership for each fiscal year shall be allocated among the Partners as follows:

(i)                                     99% to Weatherford Limited Partnership, L.L.C.; and

(ii)                                  1% to WUS Holding, L.L.C.

(b)                                 Notwithstanding anything in these Articles to the contrary, no loss shall be allocated to any Partner to the extent that such allocation would result in a deficit in its capital account balance while any other Partner continues to have a positive capital account balance; in such event losses shall first be allocated to Partners with positive capital account balances, and in proportion to such balances, to the extent necessary to reduce their positive capital account balances to zero.

5.2                               Distributions. Subject to Section 5.3, the Board of Directors may from time to time declare, and the Partnership may distribute to the Partners, such amount of cash or other property that the Board of Directors determines is not necessary for the continuing operation of the Partnership. All distributions made by the Partnership shall be made to the Partners in proportion to the allocation of profits and losses as set forth in Section 5.1 herein. The effect of a distribution pursuant to this Section 5.2 shall be measured as of the date upon which the distribution is authorized if the payment occurs within 120 days after the date of authorization, or the date upon which payment is made if it occurs more than 120 days after the date of authorization.

5.3                               Limitation on Distributions. No distribution shall be made by the Partnership if, after giving effect to the distribution (i) the Partnership would not be able to pay its debts as they become due in the ordinary course of business; or (ii) the Partnership’s total assets would be less than the sum of its total liabilities. The Partnership may base a determination that a distribution is not prohibited under this Section 5.3(a) either on financial statements prepared on the basis of accounting practices and principles that are reasonable under the circumstances or a fair valuation or other method that is reasonable under the circumstances. For purposes of this Section 5.3(a) generally accepted accounting principles are deemed to be reasonable.

ARTICLE 6

MANAGEMENT

6.1                               Management and Control of the Partnership.

(a)                                 All management powers and authority over the business and affairs of the Partnership shall be exclusively vested in the Board of Directors and, subject to the direction of the Board of Directors, the Officers elected by the Board of Directors in accordance with the terms of this Agreement. The Board of Directors shall consist of three (3) individuals unless such number of directors is otherwise fixed, from time to time, by the unanimous consent of all of the Partners. The individuals comprising the Board of Directors shall be elected annually by the Partners. No other Partner, by virtue of having the status of a Partner, shall have any management power or authority over the business and affairs of the Partnership or actual or apparent authority to enter into contracts on behalf of, or to otherwise bind, the Partnership. Except as otherwise specifically provided in this Agreement, the authority and functions of the Board of Directors on the one hand and of the Officers on the other shall be identical to the authority and functions of the board of directors and officers, respectively, of a corporation organized under the Louisiana Business Corporation Law. Thus, except as otherwise specifically provided in this Agreement, the business and affairs of the Partnership shall be managed under the direction of the Board of Directors, and the day-to-day activities of the Partnership shall be conducted on the Partnership’s behalf by the Officers, who shall be agents of the Partnership. In addition to the powers that now or hereafter can be granted to Partners under the Act and to all other powers granted under any other provision of this Agreement, the Board of Directors, the Officers and the General Partner shall have full power and authority to do all things on such terms as they, in their sole discretion, may deem necessary or appropriate to conduct, or cause to be conducted, the business and affairs of the Partnership.

(b)                                 No Limited Partner shall participate in the management of or have any control of the Partnership’s business and affairs, nor shall any Limited Partner have the power to represent, act for, sign for or bind the General Partner or the Partnership. The Limited Partner hereby consents to the exercise by the Board of Directors and, if applicable, the Officers and the General Partner, of the authority and powers granted to them by this Agreement.

(c)                                  Persons dealing with the Partnership may rely upon a certificate of the Secretary, Assistant Secretary or Treasurer of the Partnership to establish the status of a Partner, the authenticity of any records of the Partnership, or the authority of any Person to act on behalf of the Partnership.

6.2                               Powers of the Board of Directors.

(a)                                 Except as otherwise provided in this Agreement, the Board of Directors shall have the right, power and authority, in the management of the business and affairs of the Partnership, to do or cause to be done any and all acts or things deemed by the Board of Directors to be necessary or appropriate to carry out or further the business, purposes and objectives of the Partnership. The power and authority of the Board of Directors pursuant to this Agreement shall be liberally construed and shall include, without limitation, the power and authority on behalf of the Partnership to: (i) make expenditures, incur indebtedness for borrowed money and incur any obligations it deems necessary for the conduct of the activities of the Partnership; (ii) purchase, acquire, trade, invest in, dispose of, mortgage, pledge, encumber, hypothecate or exchange any assets of the Partnership; (iii) use the assets of the Partnership (including, without limitation, cash on hand) for any purpose and on any terms it deems appropriate; (iv) negotiate and execute (on any terms it deems desirable including, but not limited to, the inclusion of customary Louisiana security provisions including pact de non alienando, confession of judgment, waiver of appraisal, and right to executory process) any contracts, conveyances, mortgages, guaranties, security instruments, or other instruments that it considers useful or necessary in connection with the conduct of the Partnership’s operations or the implementation of its powers under this Agreement; (v) distribute Partnership cash or other property; (vi) issue additional Units in exchange for cash or other property; (vii) select and dismiss outside attorneys, accountants, consultants and contractors and determine their compensation and other terms of hiring; (viii) maintain such insurance for the benefit of the Partnership and the Partners as it deems necessary; (ix) form any further limited or general partnerships, joint ventures or other entities, that it deems desirable to conduct the Partnership’s business; (x) control any matters affecting the rights and obligations of the Partnership, including the conduct of litigation and incurring of legal expenses and the settlement of claims and litigation; and (xi) carry on any other activities necessary to, in connection with, or incidental to any of, the foregoing or the Partnership’s business.

(b)                                 The Board of Directors shall appoint agents of the Partnership, as set forth in Section 6.3, who shall be referred to herein as “Officers” of the Partnership. Unless provided otherwise by resolution of the Board of Directors, the Officers shall have the titles, power, authority and duties described below in Section 6.3.

6.3                               Officers.

(a)                                 Titles and Number. The Officers of the Partnership shall be the Chairman of the Board (unless the Board of Directors provides otherwise), the President, any Senior Vice Presidents, Vice Presidents, the Secretary and any Treasurer and any and all Assistant Secretaries and Assistant Treasurers. There shall be appointed from time to time, in accordance with Section 6.3(b), such Senior Vice Presidents, Vice Presidents, Secretaries, Assistant Secretaries, Treasurers and Assistant Treasurers as the Board of Directors may desire. Any Person may hold two or more offices.

(b)                                 Appointment and Term of Office. The Officers shall be appointed by the Board of Directors at such time and for such term as the Board of Directors shall determine. Any Officer may be removed, with or without cause, only by the Board of Directors. Vacancies in any office may be filled only by the Board of Directors.

(c)                                  Chairman of the Board. The Chairman of the Board shall be the chief executive officer of the Partnership and shall have the general powers, duties and responsibilities of supervision and management inherent in such office as well as such additional powers and duties as the Board of Directors may from time to time prescribe. The Chairman of the Board shall preside at all meetings of the Board of Directors and Partners, if any, and perform such other duties as may be designated by the Board of Directors or this Agreement. He shall be an ex-officio member of all committees of the Board of Directors, except that he shall be a full member and entitled to all rights and privileges pertaining thereto with respect to committees on which he is named a full member.

(d)                                 President. The President, subject to the direction of the Board of Directors and the Chairman of the Board, shall be responsible for the management and direction of the day-to-day business and affairs of the Partnership, its other Officers, employees and agents, shall supervise generally the affairs of the Partnership and shall have full authority to execute all documents and take all actions that the Partnership may legally take. The President shall exercise such other powers and perform such other duties as may be assigned to him by this Agreement, the Board of Directors and the Chairman of the Board.

(e)                                  Senior Vice Presidents or Vice Presidents. In the absence of the President, each Senior Vice President or Vice President appointed by the Board of Directors shall have all of the powers and duties conferred upon the President, including the same power as the President to execute documents on behalf of the Partnership. Each such Senior Vice President or Vice President shall perform such other duties and may exercise such other powers as may from time to time be assigned to him by the Board of Directors or the President.

(f)                                   Secretary and Assistant Secretaries. The Secretary shall record or cause to be recorded in books provided for that purpose the minutes of the meetings or actions of the Board of Directors, shall see that all notices are duly given in accordance with the provisions of this Agreement and as required by law, shall be custodian of all records (other than financial), shall see that the books, reports, statements, certificates and all other documents and records required by law are properly kept and filed, and, in general, shall perform all duties incident to the office of Secretary and such other duties as may, from time to time, be assigned to him by this Agreement, the Board of Directors or the President. The Assistant Secretaries shall exercise the powers of the Secretary during that Officer’s absence or inability or refusal to act.

(g)                                  Treasurer and Assistant Treasurers. The Treasurer shall keep or cause to be kept the books of account of the Partnership and shall render statements of the financial affairs of the Partnership in such form and as often as required by this Agreement, the Board of Directors or the President. The Treasurer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the Partnership. The Treasurer shall perform all other duties commonly incident to his office and shall perform such other duties and have such other powers as this Agreement, the Board of Directors or the President shall designate from time to time. The Assistant Treasurers shall exercise the power of the Treasurer during that Officer’s absence or inability or refusal to act. Each of the Assistant Treasurers shall possess the same power as the Treasurer to sign all certificates, contracts, obligations and other instruments of the Partnership.

(h)                                 Powers of Attorney. The Board of Directors may grant powers of attorney or other authority as appropriate to establish and evidence the authority of the Officers and other Persons to represent or act on behalf of the Partnership.

(i)                                     Delegation of Authority. Unless otherwise provided by resolution of the Board of Directors, no Officer shall have the power or authority to delegate to any Person such Officer’s rights and powers as an Officer to manage the business and affairs of the Partnership.

6.4                               Compensation. The Officers shall receive such compensation for their services as may be designated by the Board of Directors. In addition, the Officers shall be entitled to be reimbursed for out-of-pocket costs and expenses incurred in the course of their service hereunder. In addition, the members of the Board of Directors shall be entitled to be reimbursed for out-of-pocket costs and expenses incurred in the course of their service hereunder.

ARTICLE 7

MEETINGS OF THE BOARD OF DIRECTORS

7.1                               Place. The meetings of the Board of Directors may be held at the principal office of the Partnership or at such other place, within or without the State of Louisiana, as may be designated by the Board of Directors.

7.2                               Meetings; Notice. Regular meetings of the Board of Directors shall be held at such times as the Board of Directors may from time to time determine. Notice of regular meetings of the Board of Directors shall be required, but no special form of notice or time of notice shall be necessary. Special meetings of the Board of Directors may be called by the Chairman of the Board on no less than two days’ notice given to each director, either personally or by telephone, mail, facsimile transmission or any other comparable form of communication. Notwithstanding the above, a meeting of each newly-elected Board of Directors shall be held at least annually at a time and place to be determined by the Board of Directors, and no notice of such meeting of the Board of Directors shall be necessary to legally constitute the meeting, provided a quorum shall be present. Members of the Board of Directors present or represented at any meeting shall be deemed to have received due notice, or to have waived, notice thereof.

7.3                               Quorum; Acts of the Board. A majority of the Board of Directors shall be necessary to constitute a quorum for the transaction of business. If a quorum is not present at any meeting of the Board of Directors, the Board of Directors present may adjourn the meeting without notice other than announcement at the meeting, until a quorum is present. If a quorum is present when the meeting is convened, the members present may continue to do business notwithstanding the withdrawal of enough members to leave less than a quorum or the refusal of any members present to vote. The act of a majority of the members present shall be the act of the Board of Directors.

7.4                               Action by Unanimous Written Consent. Any action which may be taken at a meeting of the Board of Directors may be taken by a consent in writing signed by all of the members of the Board of Directors and filed with the records of proceedings of the Board of Directors.

7.5                               Meetings by Telephone or Similar Communication. Members of the Board of Directors may participate at and be present at any meeting of the Board of Directors by means of conference telephone or similar communications equipment if all Persons participating in such meeting can hear and communicate with each other.

ARTICLE 8

WITHDRAWAL OR EXPULSION OF A

PARTNER AND TRANSFERABILITY OF PARTNER’S INTEREST

8.1                               Withdrawal or Expulsion of a Partner.

(a)                                 Partners may not be expelled from the Partnership or withdraw from the Partnership, except as otherwise provided in this Article 8.

(b)                                 The General Partner shall have no right or power to withdraw from the Partnership for any reason without the approval of the Board of Directors. The Board of Directors may approve the withdrawal of the General Partner (the “Withdrawing General Partner”) from the Partnership only if (i) at the effective time of the withdrawal of the Withdrawing General Partner there is at least one other General Partner and at least one other Limited Partner or (ii) the General Partner’s Class A Units are transferred as permitted in this Agreement. If the Withdrawing General Partner is the sole general partner in the Partnership at the time it wishes to withdraw from the Partnership, the Board of Directors shall not approve, and shall have no right or power to approve, the withdrawal of the Withdrawing General Partner unless prior to the effective time of the withdrawal of the Withdrawing General Partner either (x) another General Partner is admitted to the Partnership and issued at least one Class A Unit or (y) the entire Interest of the sole remaining General Partner is transferred to another Person and such other Person is admitted as a General Partner prior to the effective time of the withdrawal of the Withdrawing General Partner.

(c)                                  A Limited Partner may withdraw from the Partnership only upon the transfer of its Class B Units to a Transferee as provided in this Article 8.

8.2                               Transfer of a Partner’s Interest. All Units shall be freely transferable and no consent, approval or action of any other Partner, the Board of Directors, or any Officer shall be required to effect a transfer of any Unit. As a result of any such transfer of any Unit, the Transferee of the transferred Unit shall be deemed to be automatically admitted as and shall become a substituted Partner in the Partnership with respect to the transferred Unit without any action whatsoever taken or required to be taken by the Partnership, the Board of Directors, any Officer, or any Partner, and the transferor of such transferred Unit shall cease to be a Partner with respect to the transferred Unit. As a substituted Partner, the Transferee shall have all the rights, privileges and obligations of a Partner under the Act and this Agreement to the extent attributable to the Units. The Partnership shall recognize a transfer or assignment of any Unit provided that the Board of Directors is notified in writing of such transfer or assignment. The Transferee, as a result of the transfer or assignment, shall be admitted as a Partner, and shall become bound by this Agreement, if such Transferee executes this Agreement or, without such execution, if such Transferee purchases or otherwise lawfully acquires any Unit in accordance with the provisions of this Agreement.

8.3                               Incapacity of a Partner.

(a)                                 The Incapacity of a Partner shall not cause the termination of the Partnership. The Partnership shall continue without interruption upon the Incapacity of a Partner.

(b)                                 Upon the Incapacity of a Partner (the “Incapacitated Partner”), (i) the Incapacitated Partner’s Units shall be deemed to be automatically transferred to the Transferee of the Incapacitated Partner’s Units, (ii) such Transferee shall be deemed to be automatically admitted as and shall become a substituted Partner in the Partnership with respect to the transferred Units without any action whatsoever taken or required to be taken by the Partnership, the Board of Directors, any Officer, or any Parmer, (iii) such Transferee shall have all the rights, powers, and obligations of a Partner with respect to the transferred Units, and (iv) the Incapacitated Partner shall automatically cease to be a Parmer with respect to the transferred Units.

ARTICLE 9

TERMINATION AND DISSOLUTION

9.1                               Dissolution of the Partnership. The Partnership shall be dissolved and its affairs shall be wound up only upon the affirmative vote of all of the holders of the outstanding Units. No other event including, but not limited to, the Incapacity of any Partner or the occurrence of any Termination Event, shall cause the termination or dissolution of the Partnership. Dissolution of the Partnership shall be effective on the day on which the Partners unanimously agree to dissolve the Partnership, but the Partnership shall not terminate until: (a) the Partnership has taken all actions required under the Act to dissolve the Partnership; (b) the Partnership has complied with the laws of the other states in which it owns property or does business; and (c) the assets of the Partnership have been distributed as provided in Section 9.2.

9.2                               Liquidation and Termination. Upon the dissolution of the Partnership, the Liquidator shall proceed diligently to wind up the affairs of the Partnership and make final distributions as provided herein. The costs of liquidation shall be borne as a Partnership expense. Until final distribution, the Liquidator shall continue to operate the Partnership’s business with all of the power and authority of the Board of Directors. The steps to be accomplished by the Liquidator are as follows:

(a)                                 the Liquidator shall take such actions and file such documents with the Louisiana Secretary of State as required by the Act;

(b)                                 as promptly as possible after dissolution and again after final liquidation, the Liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Partnership’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(c)                                  the Liquidator shall pay, satisfy or discharge from Partnership funds all of the debts, liabilities and obligations of the Partnership (including, without limitation, all expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof (including, without limitation, the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the Liquidator may reasonably determine); and

(d)                                 all remaining assets of the Partnership shall be distributed to the Partners as follows:

(i)                                     the Liquidator may sell any or all Partnership property, including to Partners; and

(ii)                                  liquidation proceeds shall be identical with respect to each outstanding Unit.

(e)                                  on completion of the distribution of Partnership assets as provided herein, the Partnership is terminated, and the Liquidator shall file such documents stating that the Partnership has been liquidated and is dissolved and take such other actions as may be necessary to terminate the Partnership.

ARTICLE 10

LIMITATION OF LIABILITY; INDEMNIFICATION

10.1                        Limitation of Liability. No member of the Board of Directors (a “Director”) and no Officer shall be personally liable for monetary damages for breach of any duty provided for in the Act; provided, that this Section shall not limit or eliminate the liability of any Director or Officer for the amount of a financial benefit received by the Director or Officer to which he or she is not entitled or for an intentional violation of a criminal law.

10.2                        Right to Indemnification. Each Person who is involved in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative (hereinafter a “Proceeding”), or any appeal in such a Proceeding, or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he or she is or was a Director or Officer of the Partnership shall be indemnified by the Partnership to the fullest extent permitted by law, as the same exists or may hereafter be in effect (but, in the case of any subsequent change in the law, only to the extent that such change permits the Partnership to provide broader indemnification rights than were permitted prior to such amendment) against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements, and reasonable expenses (including, without limitation, attorneys’ fees) actually incurred by such Person in connection with such Proceeding, and indemnification under this Article 10 shall continue as to any Person who has ceased to serve as a Director or Officer. The rights granted pursuant to this Article 10 shall be deemed contract rights, and no amendment, modification, or repeal of this Article 10 shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any such amendment, modification or repeal.

10.3                        Advance Payment. The right to indemnification conferred in this Article 10 shall include the right to be paid or reimbursed by the Partnership the reasonable expenses incurred by a Person of the type entitled to be indemnified under this Article 10 who was, is, or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the Person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Person in advance of the final disposition of a Proceeding shall be made only upon delivery to the Partnership of (a) a written affirmation by such Person of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification under this Article 10, and (b) a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified Person is not entitled to be indemnified under this Article 10 or otherwise.

10.4                        Nonexclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Article 10 shall not be exclusive of any other right which a Director or Officer may have or hereafter acquire under any law (common or statutory), provision of this Agreement, any agreement, or otherwise.

10.5                        Insurance. The Partnership may purchase and maintain insurance, at its expense, to protect itself, and any Person who is or was serving as a Director or Officer of the Partnership, against any expense, liability, or loss, whether or not the Partnership would have the power to indemnify such Person against such expense, liability, or loss under this Article 10.

10.6                        Savings Clause. If this Article 10 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Partnership shall nevertheless indemnify and hold harmless each Director or Officer indemnified pursuant to this Article as to costs, charges and expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative to the full extent permitted by any applicable portion of this Article 10 that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE 11

BOOKS AND RECORDS; ACCOUNTING; TAX ELECTIONS; ETC.

11.1                Books and Records. The books and records of the Partnership and the minutes of all meetings of the Board of Directors shall be maintained by the Partnership at the office of the Partnership and shall be available for examination there by any Partner or its duly authorized representative(s) at any and all reasonable times.

11.2                Accounting Basis for Tax and Reporting Purposes; Fiscal Year. The books and records of the Partnership for tax purposes, for purposes of this Agreement, and for the purpose of reports to the Partners shall be kept on such method of accounting as provided in this Agreement and otherwise as the Board of Directors shall determine in its sole and absolute discretion. The fiscal year of the Partnership shall be the calendar year (or such other fiscal year as may be approved by the Internal Revenue Service).

11.3                        Elections. The Board of Directors shall, in its sole and absolute discretion, cause the Partnership to make all elections required or permitted to be made by the Partnership under the Code and not otherwise expressly provided for in this Agreement.

ARTICLE 12

MISCELLANEOUS

12.1                        Appointment of Attorney-in-Fact.

(a)                                 The Limited Partner, by the execution of this Agreement, irrevocably constitutes and appoints each member of the Board of Directors as its true and lawful agent and attorney-in-fact with full power and authority in its name, place and stead to execute, acknowledge, deliver, swear to, file and record at the appropriate public offices all documents that may be necessary or appropriate to carry out the provisions or purposes of this Agreement, including without limitation: (i) all certificates and other instruments (including counterparts of this Agreement), and any amendment thereof, that the Board of Directors deems appropriate to form, reform, qualify or continue the Partnership as a limited partnership in the jurisdictions in which the Partnership may conduct business; (ii) all amendments contemplated by this Agreement; (iii) all instruments that the Board of Directors deems appropriate to reflect a change or modification of the Partnership; and (iv) all conveyances and other instruments that the Board of Directors deems appropriate to reflect the dissolution and termination of the Partnership.

(b)                                 The appointment by the Limited Partner of each member of the Board of Directors as agent and attorney-in-fact shall be deemed irrevocable and to be a power coupled with an interest in recognition of the fact that all of the Partners under this Agreement shall be relying upon the power of each member of the Board of Directors to act as contemplated by this Agreement in any filing and other action by it on behalf of the Partnership, and shall survive the Incapacity of any Person hereby giving such power and the transfer or assignment of all or any part of the Interest held by such Person.

12.2                Amendment. This Agreement may be amended or modified from time to time only by the unanimous consent of all of the Partners.

12.3                Binding Provisions. The covenants and agreements contained herein shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of the respective parties hereto.

12.4                Applicable Law. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Louisiana, applicable to contracts made and to be performed wholly within such State.

12.5                        Counterparts. This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart, except that no counterpart shall be binding unless signed by the General Partner.

12.6                        Separability of Provisions. If for any reason any provision or provisions hereof which are not material to the purposes or business of the Partnership are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement that are valid.

12.7                        Entire Agreement. This Agreement constitutes the entire agreement among the parties. This Agreement supersedes any prior agreement or understanding among the parties and may not be modified or amended in any manner other than as set forth herein.

12.8                        Titles. Article, Section, subsection and paragraph titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text.

[SIGNATURES BEGIN ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first above written.

GENERAL PARTNER:

WUS HOLDING, L.L.C.

BY: WEUS HOLDING, INC., its sole member

By:	/s/ George W. Ribble
Name: George W. Ribble
Title: President

LIMITED PARTNER:

WEATHERFORD LIMITED PARTNER, L.L.C.

BY: WEUS HOLDING, INC., its sole member

By:	/s/ George W. Ribble
Name: George W. Ribble
Title: President

AMENDMENT TO AMENDED AND RESTATED ARTICLES OF

PARTNERSHIP IN COMMENDAM OF WEATHERFORD U.S., L.P.

This Amendment (this “Amendment”) to Amended and Restated Articles of Partnership in Commendam of Weatherford U.S., L.P. (the “Partnership”) is entered into as of the 29 day of April, 2016, by and between WUS Holding, L.L.C., a Delaware limited liability company, as general partner (the “General Partner”), and Weatherford Limited Partner, L.L.C., a Delaware limited liability company, as limited partner (together with the General Partner, the “Partners”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Amended and Restated Articles of Partnership in Commendam entered into by the Partners the 10th day of December 2002 (the “Amended and Restated Articles”), which are being amended by this Amendment.

WHEREAS, the Partners desire to correct, modify, and amend the Amended and Restated Articles to clarify that the General Partner is, and has the powers and rights of, a general partner under La. Civ. Code art. 2837, and that the Board of Directors acts as the General Partner’s designee or representative; and

WHEREAS, Sections 4.3 and 12.2 of the Amended and Restated Articles provides that the Amended and Restated Articles may be amended from time to time upon the unanimous consent of the Partners.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                                      Amendment to Section 6.1(a) of the Amended and Restated Articles. Section 6.1(a) of the Amended and Restated Articles is hereby corrected, amended, and modified to including the following at the end of Section 6.1(a) of the Amended and Restated Articles:

Notwithstanding anything to the contrary in this Agreement, to the extent required by applicable law, including without limitation the Act, the General Partner is, and has the powers and rights of, a general partner under La. Civ. Code art. 2837, and the Board of Directors shall exercise its powers and authority under this Agreement at the direction and control of the General Partner as its designee or representative.

2.                                      Limited Effect. Except as expressly amended and modified by this Amendment, the Amended and Restated Articles shall continue to be, and shall remain, in full force and effect in accordance with their terms. However, to the extent any provision of this Amendment conflicts with any provision of the Amended and Restated Articles, the provisions of this Amendment shall prevail.

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3.                                      Successors. All agreements of the parties to this Amendment shall bind their respective successors.

4.                                      Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or e-mail transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

5.                                      Governing Law. THIS AMENDMENT AND ALL ISSUES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF LOUISIANA.

6.                                      Severability. In case any one or more of the provisions in this Amendment shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

7.                                      Headings. The headings of the Sections of this Amendment have been inserted for convenience of reference only, are not to be considered a part of this Amendment and shall in no way modify or restrict any of the term or provisions of this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective duly authorized officers or representatives as of the date first above written.

GENERAL PARTNER:		LIMITED PARTNER:

WUS HOLDING, L.L.C.		WEATHERFORD LIMITED PARTNER, L.L.C.
By: WEUS Holding, LLC, its sole member

By:	/s/ Charity R. Kohl	By:	/s/ David W. Novak
Name:	Charity R. Kohl	Name:	David W. Novak
Title:	Vice President	Title:	Director

		By:	/s/ John J. Koach
		Name:	John J. Koach
		Title:	Director

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SECOND AMENDMENT

TO THE

AMENDED AND RESTATED

ARTICLES OF PARTNERSHIP IN COMMENDAM

OF

WEATHERFORD U.S., L.P.

This Second Amendment (this “Amendment”) to Amended and Restated Articles of Partnership in Commendam of Weatherford U.S., L.P. (the “Partnership”) is entered into as of the 20th day of February, 2019, by and between WUS Holding, L.L.C., a Delaware limited liability company, as general partner (the “General Partner”), and Weatherford U.S. Holdings, L.L.C., a Delaware limited liability company, as the successor to Weatherford Limited Partner, L.L.C., (the “Limited Partner”, and together with the General Partner, the “Partners”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Amended and Restated Articles of Partnership in Commendam entered into by the Partners the 10th day of December 2002 (as amended, the “Amended and Restated Articles”), which are being further amended by this Amendment.

WHEREAS, the Partners desire to correct, modify and amend the Amended and Restated Articles to reflect the decision adopted by the Unanimous Consent of Partners in Lieu of an Organization Meeting, on October 27, 2006 to fix the number of directors of the Partnership at one; and

WHEREAS, the Partners desire to correct, modify and amend the Amended and Restated Articles to reflect Weatherford U.S. Holdings, L.L.C. as the substituted limited partner following the merger of Weatherford Limited Partner, L.L.C. with and into Weatherford U.S. Holdings, L.L.C. effective December 27, 2018; and

WHEREAS, Section 8.2 allows for the transfer of Units and admission of a substituted Partner upon notice to the Partnership; and

WHEREAS, Sections 4.3 and 12.2 of the Amended and Restated Articles provides that the Amended and Restated Articles may be amended from time to time upon the unanimous consent of the Partners.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                                      Amendment to Section 1.13 of the Amended and Restated Articles. Section 1.13 of the Amended and Restated Articles is hereby deleted and replaced in its entirety with the following:

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1.13                        “Limited Partner” means Weatherford U.S. Holdings, L.L.C., a Delaware limited liability Company, and any other Person who is admitted as an additional or substituted Limited Partner pursuant to the terms of this Agreement.

2.                                      Amendment to Section 2.5(c) of the Amended and Restated Articles. Section 2.5(c) of the Amended and Restated Articles is hereby deleted and replaced in its entirety with the following:

(c)                                  The address of the General Partner is 2000 St. James Place, Houston, Texas 77056.

3.                                      Amendment to Section 2.5(d) of the Amended and Restated Articles. Section 2.5(d) of the Amended and Restated Articles is hereby deleted and replaced in its entirety with the following:

(d)                                 The address of the Limited Partner is 2000 St. James Place, Houston, Texas 77056.

4.                                      Amendment to Section 5.1(a) of the Amended and Restated Articles. Section 5.1(a) of the Amended and Restated Articles is hereby deleted and replaced in its entirety with the following:

5.1                               Tax Allocations. (a) Profits and losses of the Partnership for each fiscal year shall be allocated among the Partners as follows:

(i)                                     99% to the Limited Partner(s); and

(ii)                                  1% to the General Partner.

5.                                      Amendment to Section 6.1(a) of the Amended and Restated Articles. The second sentence of Section 6.1(a) of the Amended and Restated Articles is hereby deleted replaced in its entirety with the following:

The Board of Directors shall consist of one (1) individual unless such number of directors is otherwise fixed, from time to time, by the unanimous consent of all of the Partners.

6.                                      Limited Effect. Except as expressly amended and modified by this Amendment, the Amended and Restated Articles shall continue to be, and shall remain, in full force and effect in accordance with their terms. However, to the extent any provision of this Amendment conflicts with any provision of the Amended and Restated Articles, the provisions of this Amendment shall prevail.

7.                                      Successors. All agreements of the parties to this Amendment shall bind their respective successors.

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8.                                      Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or e-mail transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

9.                                      Governing Law. THIS AMENDMENT AND ALL ISSUES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF LOUISIANA.

10.                               Severability. In case any one or more of the provisions in this Amendment shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

11.                               Headings. The headings of the Sections of this Amendment have been inserted for convenience of reference only, are not to be considered a part of this Amendment and shall in no way modify or restrict any of the term or provisions of this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective duly authorized officers or representatives as of the date first above written.

GENERAL PARTNER:		LIMITED PARTNER:

WUS HOLDING, L.L.C.		WEATHERFORD U.S. HOLDINGS, L.L.C.
By: WEUS Holding, LLC, its sole member

By:	/s/ Christine M. Morrison	By:	/s/ Christine M. Morrison
Name:	Christine M. Morrison	Name:	Christine M. Morrison
Title:	Vice President	Title:	Sole Manager

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